Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2007 THIRD QUARTER RESULTS

ARMONK, NY, November 13, 2007 — VISANT CORPORATION today announced its results from continuing operations for the third quarter ended September 29, 2007, including consolidated net sales of $238.4 million for the quarter, an increase of 11% over third quarter 2006 consolidated net sales from continuing operations of $215.7 million. In addition, the company reported a consolidated net loss from continuing operations for the third quarter of 2007 of $2.8 million, compared to a consolidated net loss from continuing operations of $7.8 million for the same period of 2006. Visant also reported consolidated earnings before net interest expense, provision for income taxes and depreciation and amortization expense (EBITDA) from continuing operations of $37.3 million for the third quarter of 2007, an increase of 9% compared to EBITDA of $34.1 million from continuing operations for the third quarter of 2006.

Visant sold Von Hoffmann Holdings Inc. and its subsidiaries, Von Hoffmann Corporation and Anthology, Inc., during the second quarter of 2007. These operations were held as discontinued operations as of year-end 2006 and have been reflected as such for all periods presented. These businesses have been reclassified on the consolidated statement of operations to a single caption titled “Income from discontinued operations, net”. Previously, the results of these businesses included certain allocated corporate costs, which have been reallocated to the remaining continuing operations.

For the first nine months of fiscal year 2007, consolidated net sales from continuing operations were $995.7 million, compared to $913.2 million for the corresponding 2006 period, an increase of approximately 9%. Consolidated net income from continuing operations increased by 26% during the first nine months of fiscal year 2007 to $74.9 million from $59.2 million for the comparable period for 2006. Consolidated EBITDA from continuing operations for the first nine months of fiscal year 2007 totaled $257.6 million, an increase of 10%, compared to $234.8 million for the first nine months of fiscal year 2006.

Visant’s consolidated Adjusted EBITDA from continuing operations (defined in the accompanying summary of financial data) was $38.5 million for the third quarter of 2007, an increase of 14%, compared to Adjusted EBITDA from continuing operations of $33.9 million for the third quarter of 2006. Consolidated Adjusted EBITDA from continuing operations totaled $261.8 million for the first nine months of fiscal year 2007, an increase of 9%, compared to Consolidated Adjusted EBITDA from continuing operations of $239.8 million for the comparable period in 2006.

Commenting on the third quarter performance, Marc Reisch, Chairman, President and Chief Executive Officer of Visant, said, “We are pleased with our third quarter performance which was again driven by the strong performance of our book component, sampling and Memory Book businesses.”

Net sales of the Scholastic segment increased $9.9 million, or 29%, to $44.0 million for the third quarter of 2007 from $34.1 million for the third quarter of 2006. The increase was primarily attributable to incremental volume driven by the acquisition of Neff Motivation, Inc. (“Neff”), which occurred in the first quarter of 2007.

In 2007 we changed the name of our Yearbook segment to Memory Books to reflect our diversified offering of custom yearbooks, memory books and related products that help people tell their stories and chronicle important events. Net sales of the Memory Books segment increased $1.4 million, or 2%, to $72.1 million for the quarter ended September 29, 2007 compared to $70.7 million for the third quarter of 2006.

Net sales of the continuing operations of the Marketing and Publishing Services segment increased $11.7 million, or 11%, to $122.7 million for the third quarter of 2007 from $111.0 million for the third quarter of 2006. This increase was primarily attributable to higher volume in both our sampling and book component businesses, including sales generated from businesses that we acquired in 2006 and 2007. These increases were partially offset by lower sales in our direct marketing business.

Adjusted EBITDA of the Scholastic segment decreased $0.2 million to a loss of $9.0 million for the third quarter of 2007 from a loss of $8.8 million for the third quarter of 2006. The decrease was due to lower jewelry and graduation product volume, timing of certain expenses and planned investments related to growth initiatives, offset primarily by the impact of incremental volume from the Neff acquisition.

Adjusted EBITDA for the Memory Books segment was $18.8 million for the third quarter of 2007 compared to $17.9 million for the prior year comparative period. The increase in Adjusted EBITDA for the Memory Books segment compared to the same prior year period was related to increased sales and the impact of operational cost reductions from the market adoption of new technologies. These effects were partially offset by additional spending related to the continuation of the planned investments that began in the fourth quarter of 2006 related to growth initiatives.

Adjusted EBITDA of the continuing operations of the Marketing and Publishing Services segment increased $3.9 million, or 16%, to $28.7 million during the third quarter of 2007 from $24.8 million in the third quarter of 2006. This increase was primarily attributable to higher volume in both the sampling and book component businesses, including sales generated by businesses that we acquired in 2006 and 2007. These increases were partially offset by higher selling and marketing costs as well as research and development spending and lower sales in our direct marketing business.

For the nine months ended September 29, 2007, net sales for the Scholastic segment were $320.4 million, an increase of 7%, compared to $298.3 million in the prior year comparative period. This increase was primarily attributable to incremental volume driven by the acquisition of Neff, which occurred in the first quarter of 2007, and the impact of price increases, partially offset by lower jewelry volume.

Net sales for the Memory Books segment were $344.4 million for the nine month period ended September 29, 2007, an increase of 3%, compared to $333.3 million in the same prior year period. The increase was due mainly to account growth and increased price driven by new product and service offerings.

Net sales of the continuing operations of the Marketing and Publishing Services segment increased $50.0 million, or 18%, to $331.7 million during the nine months ended September 29, 2007 from $281.6 million for the comparable period in 2006. This increase was primarily attributable to higher sales volumes in the sampling and book component businesses, including sales generated by businesses that we acquired in 2006 and 2007. Sales from our direct marketing business were relatively flat in the first nine months of fiscal year 2007 compared to the same period in 2006.

For the nine months ended September 29, 2007, the Scholastic segment reported Adjusted EBITDA of $52.5 million, an increase of $2.5 million, compared to $50.1 million for the prior year comparative period. This increase was due primarily to the volume from the acquisition of Neff and price increases. The increases were offset by the impact of lower unit volume and the continuation of the planned investments related to growth initiatives.

Memory Books reported Adjusted EBITDA of $133.0 million for the first nine months of fiscal year 2007, an increase of $8.9 million, compared to $124.1 million for the same prior year period. The increase was primarily due to higher sales, driven by both price and volume increases, and the impact of continued production improvements offset by the continuation of the planned investments that began in the fourth quarter of 2006 related to growth initiatives.

The continuing operations of the Marketing and Publishing Services segment reported Adjusted EBITDA of $76.3 million for the nine months ended September 29, 2007, an increase of $10.7 million, compared to $65.6 million during the first nine months of 2006. This increase was mainly the result of higher volume, including sales generated by the businesses acquired in 2006 and 2007, partially offset by higher selling and marketing costs as well as higher research and development spending.

As of September 29, 2007, Visant Corporation’s consolidated debt, comprised of the outstanding indebtedness under its senior credit facilities and senior subordinated notes, was $894.0 million, including $77.5 million borrowings outstanding under its revolving line of credit. Visant’s cash position at September 29, 2007 totaled $21.0 million. Visant’s parent, Visant Holding Corp., also had outstanding senior discount notes with an accreted value of $220.1 million, senior notes of $350.0 million and cash of $0.5 million as of September 29, 2007.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Books and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the third quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant Corporation is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics, and educational market segments.

The company has three reportable segments:

Scholastic—provides services related to the marketing, sale and production of class rings and an array of graduation products and other scholastic products to students and administrators primarily in high schools, colleges and other post-secondary institutions. Results of Neff, which Visant acquired on March 16, 2007, are included in the Scholastic segment from such date.

Memory Books—provides services related to the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services—produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care markets, and produces innovative products and services to the direct marketing sector. The group also produces cover components and overhead transparencies primarily for educational publishers. Results of Visual Systems, Inc. (d/b/a Lehigh Milwaukee), which Visant acquired on June 14, 2007, are included in the Marketing and Publishing services segment from such date.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results, to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties, and you should not place undue reliance on them. Such risks and uncertainties include, but are not limited to, the following: our substantial indebtedness; our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner; competition from other companies; the seasonality of our businesses; the loss of significant customers or customer relationships; fluctuations in raw material prices; our reliance on a limited number of suppliers; our reliance on numerous complex information systems; the reliance of our businesses on limited production facilities; the amount of capital expenditures required at our businesses; labor disturbances; environmental regulations; foreign currency fluctuations and foreign exchange rates; the outcome of litigation; our dependency on the sale of school textbooks; control by our stockholders; Jostens’ reliance on independent sales representatives; the failure of our sampling systems to comply with U.S. postal regulations; levels of customers’ advertising spending; and the textbook adoption cycle and levels of government funding for education spending. These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements. We caution that the foregoing list of important factors is not exclusive. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
In thousands	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Net sales	$238,396	$215,710	$995,712	$913,188
Cost of products sold	136,033	124,741	481,879	447,321

Gross profit	102,363	90,969	513,833	465,867
Selling and administrative expenses	86,773	77,421	319,534	290,813
(Gain) loss on disposal of fixed assets	(65)	(788)	555	(1,641)
Special charges (1)	236	—	195	2,594

Operating income	15,419	14,336	193,549	174,101
Interest expense, net	17,666	28,114	72,234	79,034

(Loss) income before income taxes	(2,247)	(13,778)	121,315	95,067
Provision for (benefit from) income taxes	548	(5,979)	46,414	35,849

(Loss) income from continuing operations	(2,795)	(7,799)	74,901	59,218
Income from discontinued operations, net	—	3,523	110,902	8,985

Net (loss) income	$(2,795)	$(4,276)	$185,803	$68,203

Adjusted EBITDA (2)	$38,532	$33,933	$261,843	$239,802

Adjusted EBITDA Reconciliation:
In thousands

Net (loss) income	$(2,795)	$(4,276)	$185,803	$68,203
Interest expense, net	17,666	28,114	72,234	79,034
Provision for (benefit from) income taxes	548	(5,979)	46,414	35,849
Depreciation and amortization expense	21,870	19,760	64,042	60,713
Discontinued operations, net	—	(3,523)	(110,902)	(8,985)

EBITDA	37,289	34,096	257,591	234,814

Special charges (1)	236	—	195	2,594
(Gain) loss on disposal of fixed assets	(65)	(788)	555	(1,641)
Other (3)	1,072	625	3,502	4,035

Adjusted EBITDA (2)	$38,532	$33,933	$261,843	$239,802

(1)	Special charges for the third quarter ended September 29, 2007 represented $0.2 million of severance and related benefits for headcount reductions in continuing operations of the Marketing and Publishing Services segment. Special charges for the nine months ended September 29, 2007 represented $0.2 million of severance and related benefits in the continuing operations of the Marketing and Publishing Services segment offset by a reversal of less than $0.1 million for severance and related benefit costs associated with headcount reductions in the Scholastic and Memory Books segments. Special charges for the nine months ended September 30, 2006 included $2.3 million relating to an impairment loss to reduce the carrying value of the former Jostens’ corporate office buildings, which were later sold, and approximately $0.3 million of special charges for severance and related benefit costs associated with headcount reductions.

(2)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, and income from discontinued operations, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indentures governing our and our parent’s outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability, and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(3)	Other charges for the quarter ended September 29, 2007 included $0.8 million of management fees and $0.2 million of additional rent in connection with the relocation of certain operating facilities. Other charges for the quarter ended September 30, 2006 included $0.8 million of special consulting fees, $0.8 million of management fees and $0.2 million of non-recurring moving costs, offset by $1.3 million related to an accrual reversal for software costs. For the nine-month period ended September 29, 2007, other charges primarily consisted of $2.4 million of management fees, $0.5 million of additional rent in connection with the relocation of certain operating facilities, $0.4 million of non-recurring facility moving costs, and $0.3 million related to costs incurred in making required filings with the Securities and Exchange Commission related to market-making transactions that may be made by certain affiliates of Visant. For the nine-month period ended September 30, 2006, other charges included $2.3 million of special consulting fees, $2.3 million of management fees and $0.6 million of non-recurring moving costs, offset by $1.3 million related to an accrual reversal for software costs.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

In thousands	Three months ended		$ Change	% Change
	September 29, 2007	September 30, 2006
Net sales
Scholastic	$43,983	$34,081	$9,902	29%
Memory Books	72,060	70,665	1,395	2%
Marketing and Publishing Services	122,653	110,978	11,675	11%
Inter-segment eliminations	(300)	(14)	(286)	NM

	$238,396	$215,710	$22,686	11%

Adjusted EBITDA
Scholastic	$(9,009)	$(8,807)	$(202)	(2)%
Memory Books	18,805	17,909	896	5%
Marketing and Publishing Services	28,736	24,831	3,905	16%

	$38,532	$33,933	$4,599	14%

NM = not meaningful

In thousands	Nine months ended		$ Change	% Change
	September 29, 2007	September 30, 2006
Net sales
Scholastic	$320,384	$298,318	$22,066	7%
Memory Books	344,435	333,299	11,136	3%
Marketing and Publishing Services	331,666	281,637	50,029	18%
Inter-segment eliminations	(773)	(66)	(707)	NM

	$995,712	$913,188	$82,524	9%

Adjusted EBITDA
Scholastic	$52,545	$50,066	$2,479	5%
Memory Books	133,030	124,130	8,900	7%
Marketing and Publishing Services	76,268	65,606	10,662	16%

	$261,843	$239,802	$22,041	9%

NM = not meaningful